Phoenix Technologies May Top Forecast, Chief Says (Update1)

2008-02-22 15:14 (New York)

By Neil Roland

Feb. 22 (Bloomberg) — Phoenix Technologies Ltd.’s revenue this year may beat the software maker’s forecast of $70 million by several million dollars, helped by a record number of new contracts in the fiscal first quarter, company officials said.

The $70 million projection, made in a Jan. 7 statement, ``is a conservative number,’’ Chief Executive Woodson ``Woody’’ Hobbs said yesterday in a telephone interview. Sales might be a``few million’’ higher, he said.

The company, whose core product is Basic Input/Output Systems software to boot up personal computers, signed a record $50 million in new contracts with corporate customers in the first quarter, Chief Financial Officer Rich Arnold said in an interview. The forecast for the year ending Sept. 30 is about 50 percent higher than last year’s sales of $47.0 million.

Arnold said that the official outlook remains $70 million. ``You shouldn’t take Woody’s comment as anything more than confidence,’’ he said yesterday.

Phoenix shares fell 46 cents, or 2.6 percent, to $16.94 as of 3:13 p.m. New York time in Nasdaq Stock Market composite trading. The stock is the leading gainer on the Standard &Poor’s Smallcap 600 Index during the past 12 months, more than doubling in price.

``Sometimes CFOs would like to strangle their CEOs,’’ said Craig-Hallum Capital Group analyst Eric Martinuzzi, who rates the stock a ``buy’’ and doesn’t own any. ``Even if things are going well, CFOs don’t like to revise guidance intra-quarter.’’

He added, ``Woody is probably right in his forecast.’’

`Positive’ Reactions

Phoenix Technologies executives ``tend to guide conservatively in order to beat expectations,’’ said Dougherty &

Co. analyst Joseph Maxa, who rates the stock a ``neutral’’ and doesn’t own any. ``The Street should have this baked in already.’’

The Milpitas, California-based company’s software is sold to personal-computer makers including Dell Inc. and Toshiba Corp. and hardware and laptop makers such as Wistron Corp. Phoenix introduced two products, FailSafe and HyperSpace, in late 2007.

FailSafe offers better security to laptop customers by enabling them to track, disable and erase disk drives remotely. HyperSpace provides faster access to e-mail and instant messaging, among other applications.

Prospective customers’ reactions to demonstrations havebeen ``extremely positive,’’ Hobbs said. ``Their only questions have been when can they have it, and what tweaks can we make for them.’’

The programs will generate about $100 million in sales, or about half the company’s $200 million in revenue, by fiscal 2011, Hobbs said. Both products might have modest sales this year and generate ``substantial’’ revenue in 2009, he said.

Revenue was $17.4 million in the first quarter, a 79 percent increase from a year earlier. Revenue has increased in each of the past three quarters after declining in the previous seven. Hobbs became CEO in September 2006.